UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

August 16, 2007

MOBILEPRO CORP.
_________
(Exact Name of Registrant as Specified in Charter)

Delaware	000-51010	87-0419571
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6701 Democracy Blvd., Suite 202
Bethesda, MD 20817
_________
(Address of principal executive offices) (Zip Code)

(301) 315-9040
_________
(Registrant's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On July 8, 2007, pursuant to a Purchase Agreement (the “July 8 Agreement”), Mobilepro sold Kite Broadband, LLC, Neoreach, Inc. and, indirectly, Kite Networks, Inc. (the “Kite entities”) to Gobility, Inc. (“Gobility”). This transaction was originally reported by Mobilepro in its Current Report on Form 8-K filed on July 10, 2007.

Pursuant to the convertible debenture issued to Mobilepro by Gobility in connection with the transaction, Gobility was required to raise at least $3 million of capital no later than August 15, 2007 in order to fund its operations.

To Mobilepro’s knowledge based on discussions with Gobility’s chief executive officer, Gobility has not yet received funds sufficient to meet its obligation under the debenture. As a result of this failure, Mobilepro therefore has the option to re-acquire the Kite entities effective immediately.

Mobilepro also believes that it has the option to sue Gobility for breach of contract and/or sue Gobility and/or its officers and directors for intentional, knowing misrepresentations in connection with the July 8 Agreement. Mobilepro also believes that it has the ability to sue additional parties in connection with the events surrounding the July 8 Agreement. The results of any such lawsuits are inherently uncertain, and while Mobilepro believes that it has multiple causes of action, there can be no assurances that Mobilepro would prevail in any lawsuit or that, if it prevails, the defendant(s) would be solvent and able to pay any judgment.

Mobilepro has entered into discussions with a number of parties regarding the acquisition of the Kite entities, some of which discussions are in an advanced stage. However, there can be no assurances that such discussions will result in a transaction or that such transaction will be favorable to Mobilepro or its shareholders.

Mobilepro has received notice from Kite’s lessors that Kite has failed to make payments when due subsequent to the closing of the July 8 Agreement. If Gobility fails to obtain its funding and Mobilepro fails to sell the Kite entities to another party, Mobilepro could be required to make payments to the Kite lessors. Such obligations, reflected in Mobilepro’s 10-Q filing for the quarter ending June 30, 2007, are material.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 22, 2007	By: /s/ Jay O. Wright
Jay O. Wright
Chief Executive Officer
MOBILEPRO CORP.